Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-249521) and Forms S-8 (File Nos. 333-229644, and 333-267974) of Flux Power Holdings, Inc. of our report dated September 21, 2023, relating to the consolidated financial statements, which appears on page F-1 of this annual report on Form 10-K for the year ended June 30, 2023.

/s/ BAKER TILLY US, LLP

San Diego, CA
September 21, 2023